EXHIBIT 99.1

Pursuant to Rule 425 under the Securities Act of 1933

and deemed to be filed pursuant to Rule 14a-12 of

the Securities Exchange Act of 1934

Subject Company: Movie Star, Inc.

Commission File No.: 333-143619

1115 Broadway, New York, NY 10010 * 212-798-4700 * Fax 212-213-4925

FOR IMMEDIATE RELEASE:

Movie Star, Inc. Reports Fiscal 2008

First-Quarter Financial Results

New York, New York (November 14, 2007)—Movie Star, Inc. (AMEX: MSI) today announced financial results for its fiscal 2008 first quarter ended September 30, 2007.

For the fiscal 2008 first quarter, net sales decreased to $11,939,000 from $18,690,000 in the same period last year. Gross margin, as a percentage of sales, was 28.2% for the fiscal 2008 first quarter compared with 31.2% in the fiscal 2007 first quarter. Selling, general and administrative expenses were $4,502,000, compared to $4,487,000 in the fiscal 2007 first quarter. Movie Star incurred $358,000 in merger-related fees for the fiscal 2008 first quarter, compared to $539,000 in merger-related fees for the same fiscal 2007 period, related to the previously announced merger of Fred Merger Corp., a wholly-owned subsidiary of Movie Star, into FOH Holdings, Inc. (“FOH Holdings”), the parent company of Frederick’s of Hollywood, Inc. For the fiscal 2008 first quarter, Movie Star reported a net loss of $966,000, or a loss of $0.06 per share, compared to net income of $366,000, or income of $0.02 per diluted share, for the first quarter of fiscal 2007.

Mel Knigin, President and Chief Executive Officer, stated, “We are optimistic about fiscal 2008 in spite of the softness in sales that we experienced in the first fiscal quarter. Part of the decrease in sales was due to the timing of an order of approximately $2,000,000 that we were able to ship in the fiscal 2007 fourth quarter instead of in the fiscal 2008 first quarter. Our backlog of open orders to be shipped was $30,489,000 at September 30, 2007, compared to $33,159,000 at September 30, 2006. In addition, during October 2007, we received new orders for approximately $10,735,000 compared to $2,119,000 of new orders received in October 2006, which brings our total shipping and open order position as of October 31, 2007 in line with last year. In reviewing our current position and new business opportunities, we believe that our fiscal 2008 shipments will meet or exceed our fiscal 2007 shipments.”

Mr. Knigin continued, “We remain focused on closing the merger with FOH Holdings following Movie Star’s special shareholders meeting to approve the transactions contemplated by the merger agreement with FOH Holdings, including our $20,000,000 rights offering. We expect to mail the definitive proxy statement during the first week of December 2007 to our shareholders of record as of November 27, 2007 and anticipate that the special shareholders meeting will be held in mid-January 2008.”

MOVIE STAR, INC. designs, manufactures (through independent contractors), imports, markets and distributes women’s intimate apparel, including sleepwear, robes, leisurewear and daywear, to mass merchandisers, specialty and department stores, discount retailers, national and regional chains and direct mail catalog marketers throughout the United States. Current collections include the Cinema Etoile premium line of intimate apparel and the Movie Star line of apparel sold as private label programs.

Important Additional Information Will be Filed with the SEC

In connection with the transactions contemplated by the merger agreement with FOH Holdings, Inc., Movie Star will file a definitive proxy statement and a final prospectus for a proposed rights offering with the SEC. BEFORE MAKING ANY INVESTMENT DECISION TO PARTICIPATE IN THE RIGHTS OFFERING, MOVIE STAR SHAREHOLDERS ARE URGED TO READ THE FINAL PROSPECTUS CAREFULLY IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED RIGHTS OFFERING. BEFORE MAKING ANY VOTING DECISION, MOVIE STAR SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Movie Star shareholders and other interested parties will be able to obtain, without charge, a copy of the definitive proxy statement and final prospectus (when available) and other relevant documents filed with the SEC, from the SEC’s website at http://www.sec.gov. Movie Star shareholders and other interested parties will also be able to obtain, without charge, a copy of the definitive proxy statement, final prospectus and other relevant documents (when available) by directing a request by mail or telephone to Movie Star, Inc., 1115 Broadway, New York, NY 10010, telephone: (212) 798-4700.

Participants in the Solicitation

Movie Star and its directors and officers may be deemed to be participants in the solicitation of proxies from Movie Star shareholders with respect to the transactions contemplated by the merger agreement. Information about Movie Star’s directors and executive officers and their ownership of Movie Star common stock is set forth in a preliminary proxy statement currently on file with the SEC and will be set forth in the definitive proxy statement. Shareholders and investors may obtain additional information regarding the interests of Movie Star and its directors and executive officers in the transactions contemplated by the merger agreement, which may be different than those of Movie Star shareholders generally, by reading the proxy statement and other relevant documents regarding the transactions contemplated by the merger agreement that have been or will be filed with the SEC.

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; the timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; failure to realize the merger’s anticipated synergies; approval of the transactions by Movie Star’s shareholders and satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; and the other risks that are described from time to time in Movie Star’s SEC reports.

CONTACT:		INVESTOR RELATIONS:
Movie Star, Inc	-or-	SM Berger & Company, Inc.
Thomas Rende, CFO		Stanley Berger
(212) 798-4700		(216) 464-6400

[Tables follow]

MOVIE STAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30,
	2007	2006
Net sales	$11,939	$18,690
Cost of sales	8,577	12,867
Gross profit	3,362	5,823
Selling, general and administrative expenses	4,502	4,487
Merger related fees	358	539
(Loss) income from operations	(1,498)	797
Interest expense, net	112	187
(Loss) income before (benefit from) provision for income taxes	(1,610)	610
(Benefit from) provision for income taxes	(644)	244
Net (loss) income	$(966)	$366
BASIC NET (LOSS) INCOME PER SHARE	$(.06)	$.02
DILUTED NET (LOSS) INCOME PER SHARE	$(.06)	$.02
Basic weighted average number of shares outstanding	16,432	15,763
Diluted weighted average number of shares outstanding	16,432	15,950

MOVIE STAR, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In Thousands, Except Share Information)

	September 30, 2007	June 30, 2007*	September30, 2006
	(Unaudited)		(Unaudited)
Assets
Current Assets
Cash	$166	$53	$81
Receivables, net	10,331	8,266	15,530
Inventory	9,072	6,816	9,644
Deferred income taxes	1,552	1,518	1,912
Prepaid expenses and other current assets	388	291	419
Total current assets	21,509	16,944	27,586
Property, plant and equipment, net	933	943	1,048
Deferred income taxes	4,054	3,438	3,068
Goodwill	537	537	537
Assets held for sale	—	—	174
Other assets	548	476	425
Total assets	$27,581	$22,338	$32,838
Liabilities and Shareholders’ Equity
Current Liabilities
Note payable	$9,603	$4,126	$14,278
Current maturity of capital lease obligation	57	57	54
Accounts payable and other current liabilities	3,895	3,171	3,872
Total current liabilities	13,555	7,354	18,204
Long-term liabilities	345	379	464
Shareholders’ equity
Common stock, $.01 par value – authorized 30,000,000 shares; issued 18,451,000 shares at September 30, 2007, 18,440,000 shares at June 30, 2007 and 17,783,000 shares at September 30, 2006	185	184	178
Additional paid-in capital	5,592	5,552	4,860
Retained earnings	11,541	12,507	12,727
Accumulated other comprehensive (loss) income	(19)	(20)	23
Treasury stock, at cost—2,017,000 shares	(3,618)	(3,618)	(3,618)
Total shareholders’ equity	13,681	14,605	14,170
Total liabilities and shareholders’ equity	$27,581	$22,338	$32,838
*	Derived from audited financial statements.